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              NOTICE OF STOCKHOLDER APPROVAL BY WRITTEN CONSENT
                                      OF
          AMENDMENT AND RESTATEMENT OF CERTIFICATE OF INCORPORATION
                                      OF
                    CALIFORNIA COASTAL COMMUNITIES, INC.


To:  Stockholders of California Coastal Communities, Inc.

     PLEASE TAKE NOTICE, that pursuant to Section 228 of the General Corporation Law of the State of Delaware (the "DGCL"), this Notice of Stockholder Approval by Written Consent is being furnished by California Coastal Communities, Inc., a Delaware corporation (the "Company"), to stockholders of record of the Company in connection with actions taken by consent of the stockholders of the Company concerning the amendment and restatement (the "Amendments") of the Amended and Restated Certificate of Incorporation of the Company, as theretofore amended (the "Certificate").

     Notice is hereby given that on September 16, 1999, the Company received an unsolicited written consent executed by stockholders holding a majority of the outstanding shares of common stock, par value $.05 per share, of the Company requesting that the Company evaluate alternatives for preserving the Company's ability to use its tax loss carryforwards ("NOLs"). On October 14, 1999, the Company received a written consent executed by these same stockholders holding a majority of the outstanding shares of the Company approving the Amendments to the Certificate. The October 14, 1999 consent is sufficient to authorize the Amendments, under the Company's Certificate and By-laws, and under the relevant provisions of the DGCL. Pursuant to the October 14, 1999 consent, an amended and restated certificate of incorporation of the Company was filed with the Secretary of State of the State of Delaware and was effective on October 14, 1999. The effect of the Amendments is to prohibit the acquisition of the Company's common stock by anyone who would become a 5% stockholder or by existing 5% stockholders, except in certain permissible circumstances which would not jeopardize the Company's ability to use its NOLs.

     The actions described above, having been approved by stockholders having the requisite voting power under the DGCL, can be effected without any further action on the part of any other stockholder of the Company. A copy of the Company's Amended and Restated Certificate of Incorporation as currently on file in Delaware and copies of the stockholder consents may be obtained by making a written request to the Secretary of the Company, or by obtaining an internet copy of the Company's October 14, 1999 Form 8-K which is available through the web site maintained by the Securities and Exchange Commission at: http://www.sec.gov.

                                       CALIFORNIA COASTAL COMMUNITIES, INC.

                                       By: /s/ RAYMOND J. PACINI
                                       -------------------------
                                       Raymond J. Pacini
October 14, 1999                       Chief Executive Officer